Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Invesco DB Multi-Sector Commodity Trust (formerly known as PowerShares DB Multi-Sector Commodity Trust) of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco DB Agriculture Fund’s (formerly known as PowerShares DB Agriculture Fund) Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 4, 2018